LAND O’LAKES, INC.
News Release
For more information, contact:

Lydia Botham	651-481-2123
David Karpinski	651-481-2360
Land O’Lakes Reports Strong First-Quarter Results
Net Earnings More Than Double First Quarter 2006
April 26, 2007 (Arden Hills, Minn.) ... Land O’Lakes, Inc. officials today reported first-quarter 2007 net earnings of $54.9 million, more than double first-quarter 2006 net earnings of $26.1 million. Net sales of $2.2 billion for the quarter were up 9 percent over the same period one year ago ($2.0 billion). Total EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $101.9 million for the quarter, compared with $69.4 million for the first quarter of 2006.
Company officials said the improved performance reflects the continuation of positive fourth-quarter 2006 momentum. They also indicated that contributing factors included: improved commodity markets; strong performance in branded, value-added product lines; continued emphasis on supply chain efficiency; reduced energy costs; and progress against the company’s four Strategic Imperatives (Best Cost, Best People, Superior Insight, Superior Portfolio).
The company also reports EBITDA on a normalized basis, excluding the effects of unrealized gains and losses from commodity exchange contracts, asset sales, impairments, legal settlements, debt extinguishment costs and other special items. Normalized EBITDA for the quarter was $105.3 million, compared with $61.5 million in the first quarter of 2006. The company increased its guidance for 2007 full-year Normalized EBITDA by $15 million, from $255 million to $270 million.
Company officials reported on balance sheet improvement compared with end of the first quarter of 2006, with an improved Long-term Debt-to-Capital ratio (38.5 percent as of March 31, 2007, versus 41.1 percent on March 31, 2006); increased equity ($978 million versus $915 million); and strong liquidity ($400 million in cash-on-hand and unused borrowing authority).
Dairy Foods
The company reported pretax earnings of $20.4 million in Dairy Foods for the quarter, compared with a loss of $2.9 million in the first quarter of 2006. Notably, earnings from both value-added and industrial operations were improved. Sales for the quarter were $880 million, up from $809 million for the first quarter of 2006.
Contributing to first-quarter performance were improved dairy markets, ongoing brand strength, a continued focus on cost control and supply chain efficiency, and continued progress in balancing Industrial (manufacturing) operations with milk supply and processing demand.
-more-

Land O’Lakes — Page 2 of 3
During the quarter, Land O’Lakes announced an agreement for the sale of its West Coast cheese and whey processing and cut and wrap operations — Cheese and Protein International — to Saputo Cheese USA. That sale, completed in early April, includes a long-term milk supply agreement and is expected to result in a gain of approximately $29 million (to be reported in the second quarter).
Feed
Land O’Lakes reported $4.3 million in pretax earnings in Feed for the quarter, as compared with $3.3 million for the first quarter of 2006. Feed sales for the quarter were $749 million, up about 8 percent from the same period one year ago ($693 million).
Key contributing factors to the improvement in sales and earnings were: stronger margins within the feed industry; aggressive, focused marketing; a gradual shift toward higher-value, higher-margin product lines; reduced energy costs; and a continued commitment to cost reduction and supply chain efficiency.
Layers/Shell Eggs
Earnings were significantly improved in the company’s Layers/Shell Eggs business, conducted through its MoArk LLC subsidiary. For the quarter, Land O’Lakes reported $4.2 million in pretax earnings in Shell Eggs, compared to a $6.3 million pretax loss for the same period one year ago. Sales for the quarter were $120 million, up $12 million from the first quarter of 2006.
Company officials indicated stronger markets (pricing); improved volumes (up 11 percent over the first quarter of 2006); effective cost control; and volume growth in higher-margin branded and specialty eggs. Average shell egg prices were $1.06/dozen over the first quarter versus 77-cents/dozen for the first quarter of 2006. This market improvement was somewhat offset by an 11-cents/dozen increase in feed costs (first quarter 2007 over first quarter 2006).
Seed
Seed pretax earnings for the first quarter of 2007 totaled $34.0 million, as compared with $40.3 million for the first quarter of 2006. Sales were up, at $436 million for the quarter versus $389 million for the same period one year ago. Corn volumes were particularly strong (up 27 percent), reflecting the shift in production driven by increased demand created by growth in the ethanol market.
A key element in Seed’s first-quarter earnings decline relates to ongoing legal proceedings regarding the process used by the USDA in granting Roundup Ready® Alfalfa non-regulated status. In that action, a number of environmental groups and traditional alfalfa producers claim the USDA did not sufficiently assess the environmental impact before granting non-regulated status. A preliminary ruling stopped future planting of Roundup Ready Alfalfa (as of March 30) and called upon the USDA to complete an Environmental Impact Statement (EIS). The legal action continues, and Land O’Lakes took a $6.4 million charge related to inventory write-downs and an increased sales return reserve, based on the possibility that Roundup Ready Alfalfa sales will be restricted for the remainder of 2007. Company officials said they are working to ensure seed seller and grower concerns are brought to the court.
-more-

Land O’Lakes — Page 3 of 3
Agronomy
In Agronomy, the company reported $2.1 million pretax earnings for the quarter versus a $6.4 million loss for the first quarter one year ago. The company participates in the agronomy segment through its 50-percent ownership in the Agriliance joint venture and agronomy sales are not reported in Land O’Lakes financials. Notably, while Agronomy sales (crop nutrients and crop protection products) are up over the first quarter of 2006, a more accurate picture of agronomy performance will be available later in the busy spring season.
Conference Call
The national food and agricultural cooperative will discuss its first quarter results in a conference call scheduled for noon, Central Daylight Time, April 26, 2007. The dial-in numbers are USA — 1-800-909-7113; International — 1-785-830-1914. The Conference ID is LANDOLAKES. A replay of the conference call will be available through May 3, 2007, at USA — 1-800-839-5630; International — 1-402-220-2557. Additional materials will be available on the company’s website (www.landolakesinc.com) for an extended period of time.
Land O’Lakes is a national, farmer-owned food and agricultural cooperative, with annual sales of more than $7 billion. Land O’Lakes does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and local cooperatives with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services.
Note: Attachments follow
CAUTIONARY STATEMENT
This release contains forward-looking statements which can be identified by the use of forward-looking terminology such as “may,” “should,” or “anticipates” or the negatives thereof. Such statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such statements. For a list of risk factors that may materially impact future results, please refer to the Company’s annual report filed on Form 10-K for the year ended December 31, 2006, which can be found on the Securities and Exchange Commission web site (www.sec.gov) and the company’s website (www.landolakesinc.com). The Company undertakes no obligation to update the forward-looking information contained in this release.

LAND O’LAKES, INC.
Consolidated Balance Sheets
($ in thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,771	$79,707
Receivables, net	824,636	604,580
Inventories	494,521	471,934
Prepaid expenses	40,790	378,278
Assets held for sale	190,912	6,234
Other current assets	54,184	44,360

Total current assets	1,644,814	1,585,093

Investments	254,145	270,202
Property, plant and equipment, net	510,285	665,069
Goodwill, net	311,618	326,527
Other intangibles, net	94,083	95,043
Other assets	117,424	113,191

Total assets	$2,932,369	$3,055,125

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$91,447	$58,300
Current portion of long-term debt	10,689	10,972
Accounts payable	785,361	994,774
Accrued expenses	229,216	206,582
Patronage refunds and other member equities payable	24,003	18,626

Total current liabilities	1,140,716	1,289,254

Long-term debt	617,279	639,059
Employee benefits and other liabilities	187,718	173,446
Minority interests	8,991	8,830
Commitments and contingencies
Equities:
Capital stock	1,798	1,828
Member equities	919,790	904,183
Accumulated other comprehensive loss	(66,200)	(66,276)
Retained earnings	122,277	104,801

Total equities	977,665	944,536

Total liabilities and equities	$2,932,369	$3,055,125

LAND O’LAKES, INC.
Consolidated Statements of Operations
($ in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Net sales	$2,182,283	$1,996,718
Cost of sales	1,964,733	1,817,200

Gross profit	217,550	179,518

Selling, general and administrative	142,011	131,607
Restructuring and impairment charges	1,388	1,358

Earnings from operations	74,151	46,553

Interest expense, net	14,826	16,498
Other expense (income), net	186	(7,837)
Equity in (earnings) losses of affiliated companies	(6,950)	8,502
Minority interest in earnings of subsidiaries	256	175

Earnings before income taxes	65,833	29,215

Income tax expense	10,896	3,103

Net earnings	$54,937	$26,112

LAND O’LAKES, INC.
Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Cash flows from operating activities:
Net earnings	$54,937	$26,112
Adjustments to reconcile net earnings to net cash used by operating activities:
Depreciation and amortization	21,252	23,711
Amortization of deferred financing costs	748	599
Bad debt expense	668	211
Proceeds from patronage revolvement received	3,075	4,953
Non-cash patronage income	(616)	(359)
Deferred income tax expense	4,908	2,686
(Increase) decrease in other assets	(3,615)	6,625
Increase (decrease) in other liabilities	892	(567)
Restructuring and impairment charges	1,388	1,358
Loss (gain) on sale of investments	186	(7,837)
Equity in (earnings) losses of affiliated companies	(6,950)	8,502
Dividends from investments in affiliated companies	22,684	2,645
Minority interests	256	175
Other	113	1,181
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(222,773)	(19,888)
Inventories	(40,416)	(500)
Prepaids and other current assets	328,559	276,416
Accounts payable	(209,413)	(354,890)
Accrued expenses	27,014	2,301

Net cash used by operating activities	(17,103)	(26,566)

Cash flows from investing activities:
Additions to property, plant and equipment	(18,045)	(13,468)
Acquisitions	(58)	(84,187)
Payments for investments	(406)	(800)
Proceeds from sale of investments	475	7,837
Proceeds from sale of property, plant and equipment	176	664
Other	(82)	(350)

Net cash used by investing activities	(17,940)	(90,304)

Cash flows from financing activities:
Increase (decrease) in short-term debt, net	33,147	(2,791)
Proceeds from issuance of long-term debt	1,827	1,449
Principal payments on long-term debt and capital lease obligations	(24,359)	(7,682)
Payments for redemption of member equities	(15,472)	(15,816)
Other	(36)	(41)

Net cash used by financing activities	(4,893)	(24,881)
Net cash used by operating activities of discontinued operations	—	(312)

Net decrease in cash and cash equivalents	(39,936)	(142,063)

Cash and cash equivalents at beginning of the period	79,707	179,704

Cash and cash equivalents at end of the year	$39,771	$37,641

LAND O’LAKES, INC.
EBITDA
($ in thousands)
(Unaudited)

			Twelve
			Months
	Three Months Ended		Ended
	March 31,		March 31,
	2007	2006	2007
Earnings before income taxes	$65,833	$29,215	$133,090
Interest expense, net	14,826	16,498	56,688
Depreciation	18,418	21,088	82,334
Amortization	2,834	2,623	10,446

Total EBITDA	101,911	69,424	282,558

Unrealized hedging (gain) loss	1,797	(124)	(5,689)
Gain on divestitures	—	—	(8,957)
Net loss (gain) on sale of investments	186	(7,837)	186
Impairments & restructuring	1,388	—	18,202
Gain on sale of intangible	—	—	(1,825)

Normalized EBITDA	$105,282	$61,463	$284,475